EXHIBIT A1

                      [NATIONAL CITY BANK LETTERHEAD]




July 26, 1999


Mr. Jeffrey J. Michael
ENStar Inc.
6479 City West Parkway
Eden Prairie, MN  55344

Dear Jeff:

     We are pleased to provide this letter to you to reflect a commitment on the part of National City Bank of Minneapolis relating to the Loans described below to be made available subject to satisfaction of the terms and conditions set forth below.

1.   Definitions

     The following capitalized terms shall have the following meanings when used in this Commitment:

     "Assigned Documents" means (i) one or more promissory notes executed by ENStar Inc., a Minnesota corporation, or by an affiliated entity of ENStar Inc. to be created (collectively "ENStar"), in favor of one or more of the Borrowers and evidencing loans from the Borrowers to ENStar funded with the proceeds of the Loans and (ii) all documents securing such promissory notes including one or more security agreements granting to the Borrowers a security interest in substantially all of the assets of ENStar, including, without limitation, any equity interests of ENStar in other entities. All Assigned Documents shall be in a form and content acceptable to the Bank.

     "Bank" means National City Bank of Minneapolis and, as the context requires, its participants and assigns.

     "Borrowers" means 3J2R Limited Partnership, a Minnesota limited partnership, 4J2R1C Limited Partnership a Minnesota limited partnership and Jeffrey J. Michael (or a successor trustee), as Trustee of the Michael Acquisition Corporation Trust, a trust to be created.

     "Loans" means the Revolving Loan and the Term Loan.












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July 26, 1999
Page 2

     "Loan Documents" means all documents evidencing or relating to the Loans, including a loan agreement, the notes evidencing the Loans, the Pledge Agreement, the Assigned Documents and any financing statements required by the Commitment.

     "Pledge Agreement" means a Pledge Agreement to be entered into by the Borrowers granting to the Bank a security interest in the Assigned Documents and in Michael Foods, Inc. common stock owned by one or more of the Borrowers to secure the Loans. The Pledge Agreement will include an agreement by the Borrowers to maintain unencumbered ownership of 800,000 shares of Michael Foods, Inc. common stock, or other equivalent securities acceptable to the Bank, in addition to the stock that is pledged as collateral under the Pledge Agreement.

     "Revolving Loan" means a revolving loan of up to $8,000,000.00 from the Bank to the Borrowers, jointly and severally, with a maturity date not later than three years after the date of closing.

     "Term Loan" means a term loan of $6,000,000.00 from the Bank to the Borrowers, jointly and severally, payable in installments with a final maturity date of not later than five years after the date of closing.

2.   Loan Characteristics

     The Loans will have the following characteristics:

a. Interest Rate. The Revolving Loan will bear interest at a floating rate equal to the Wall Street Journal LIBOR plus 150 basis points. The Borrowers may elect, on or before closing, to have the Term Loan bear interest at a floating rate equal to the Wall Street Journal LIBOR plus 175 basis points or at rate fixed for 30, 60, 90 or 180 day intervals equal to the Wall Street Journal LIBOR plus 175 basis points. Interest will be computed on the basis of a 360-day year and will be due monthly.

b. Loan Term. The Revolving Loan will be due three years after closing without any required amortization. The Term Loan will be payable in five equal annual installments.

c. Collateral. Pledge Agreement from the Borrowers and the Assigned Documents from ENStar. The collateral under the Pledge Agreement (other than the Assigned Documents) shall initially have a fair market value of not less than $28,000,000. The Bank will, when permitted under Regulation U, reduce the required collateral to $17,500,000. The Bank will, subject to terms and conditions stated in the loan agreement, permit the Borrowers to substitute collateral under the Pledge Agreement provided that the collateral coverage percentages described above are maintained, the substituted collateral consists of investment grade securities acceptable to the Bank and the substituted collateral is delivered to the Bank or is held by an intermediary acceptable to the Bank subject to an effective control agreement acceptable to the Bank.






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July 26, 1999
Page 3

d.   Guaranty.  No guaranty will be required.

e. Prepayment Premium. The Revolving Loan may be prepaid in whole or in part at any time without premium or penalty. The Term Loan may be prepaid in whole or in part at any time but any prepayment prior to the third anniversary date of the funding of the Term Loan will be subject to a prepayment premium on that portion of the prepayment that exceeds 120% of the scheduled amortization of the Term Loan. The prepayment premium shall be 3% of the excess amount prepaid in the first year, 2% of the excess amount prepaid in the second year and 1% of the excess amount prepaid in the third year.

f. Commitment Fee. Quarterly fee of 0.125% of the unused portion of the Revolving Loan, payable in arrears. The Borrowers may reduce the size of the Revolving Loan commitment in $1,000,000 increments not more frequently than once per quarter. $35,000 fee due upon initial funding of the Term Loan.

g. Covenants. No financial performance covenants will be applicable to the Loans but the Loan Documents will contain operational and reporting covenants typical for this type of transaction.

h. Purpose. The proceeds of the Loans shall be used initially and primarily to fund loans to ENStar (evidenced by the Assigned Documents) to permit ENStar to purchase stock or retire debt. It shall be a condition precedent to the disbursement of any Loan proceeds under the Assigned Documents that ENStar shall have completed the stock purchase or debt retirement to be funded with those proceeds. Any Loan proceeds not required to fund the primary loan purpose may be used for general transactions entered into by ENStar or the Borrowers in the ordinary course of business.

3.   Requirements as to Collateral Coverage

     The Bank will be obligated to make the Loans only if the following aspects of the collateral under the Loan Documents are satisfactory to the
Bank:

a. The Borrowers have provided adequate collateral (in addition to the Assigned Documents) under the Pledge Agreement to satisfy all requirements of Regulation U of the Board of Governors of the Federal Reserve System and the Bank's standard collateral advance rates based on the market value of the Collateral at the time of the closing and at the time of the funding of the Loans.

b. The nature of the collateral under the Pledge Agreement is reasonably satisfactory to the Bank to assure that the Bank will be able to have recourse to the collateral under Rule 144 of the Securities and Exchange Commission without undue delay.

c. The Borrowers have delivered physical possession of the collateral under the Pledge Agreement to the Bank or have caused the parties with control over such collateral to enter into effective control agreements acceptable to the Bank so that the Bank has a first, perfected security interest in such collateral.

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July 26, 1999

4.   Opinion Letter

     The Bank will be obligated to fund the Loans only if the Bank shall have received an opinion of counsel to the Borrowers, to the effect that:

i. The Borrowers are organized, validly existing and in good standing under the laws of the State of Minnesota.

ii. The Borrowers have all requisite power to execute, deliver and perform their obligations under the Loan Documents.

iii. The execution and delivery of the Loan Documents have been authorized by all necessary action on the part of the Borrowers.

iv. The individual(s) executing the Loan Documents on behalf of the Borrowers have the authority and legal capacity to do so.

v. The Loan Documents to which the Borrowers are parties have been validly executed and delivered by the Borrowers, respectively.

vi. The Loan Documents to which the Borrowers are parties are legal, valid and binding obligations of the Borrowers, enforceable in accordance with their terms except as limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject, as to enforcement, to general principles of equity (regardless of weather enforcement is sought in a court at law or in equity).

vii. The Borrowers' execution and delivery of the Loan Documents to which they are parties will not (A) violate any provision of law or any regulation of any federal or state or governmental agency or authority, (B) violate any judgement or order of any federal or state court or governmental agency or authority, (C) violate any agreement or other instrument to which any Borrower is a party or by which it or any of its assets are bound, or (D) require any registration with or any license, consent or approval of any state, federal or other governmental agency or authority which any Borrower has not already obtained.

5.   CONDITIONS

     In addition to all other conditions stated in the Commitment, it shall be a condition to the Bank's commitment to fund the Loans that on the date of the funding:

a. No material adverse change. There must not have occurred any material adverse change to the Borrowers' condition or operations, financial or otherwise, to the collateral under the Pledge Agreement or the Assigned Documents, or to any other feature of the Loans from that which existed on March 31, 1999.









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July 29, 1999
Page 4

b. Absence of change in law. There must not have occurred or exist any (i) change in federal or state law, (ii) pending or proposed legislation,
     (iii) decision or pending decision of any court or administrative body,
     (iv) ruling or regulation (including any final, temporary or proposed federal regulation), or (v) other action or event that, in the Bank's sole judgement, materially adversely affects or may affect, directly or indirectly (A) the transactions to be effected pursuant to this Commitment, (B) the Borrowers' ability to comply with this Commitment or
     (C) the Bank's power or authority to make the Loans.

c. Documents. All of the Loan Documents shall have been executed and delivered in form and substance acceptable to the Bank.

d. Insurance. During the term of the Loans, the Borrowers will be required to maintain casualty and liability insurance and name the Bank as an additional insured and as a loss payee.

6.   Closing Costs

     The Borrowers, jointly and severally, shall pay the following amounts on or before the closing date:

i. The legal fees of outside legal counsel engaged by the Bank for the purpose of representing the Bank in connection with the Loans. Such fees shall be computed on a time basis based on normal hourly rates.

ii. All reasonable out-of-pocket expenses (including without limitation travel, photocopying, long-distance telephone, facsimile, messenger and overnight deliveries) incurred by the Bank's outside legal counsel in connection with such representation.

7.   Acceptance and Expiration of this Commitment

a. Expiration. This Commitment shall expire at 5:00 p.m., Minneapolis time on July 27, 1999 ("Expiration Date"), at which time this Commitment shall become null and void, unless:

     i.   accepted by the Borrowers on or prior to the Expiration Date;

     ii. extended by the Bank, in its discretion, by written notice given to the Borrowers on or prior to the Expiration Date; or

     iii. terminated by the Bank in accordance with this Commitment on or prior to the earlier of acceptance by the Borrowers or the Expiration Date.

b. Acceptance. If the Borrowers desire to accept this Commitment, the Borrowers shall return an executed original of this Commitment to the Bank at its offices in Minneapolis so that it is received at that office not later than the Expiration Date.






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July 26, 1999
Page 6

c. Termination of Commitment. If this Commitment is accepted by the Borrowers prior to the Expiration Date, this Commitment shall nevertheless terminate if all of the conditions precedent to execution of the Loan Documents and funding are not satisfied at or before 5:00 p.m., Minneapolis time, on December 1, 1999.

8.   Miscellaneous

a. Satisfaction and Discretion of the Bank. Whenever this Commitment requires that a condition or document be satisfactory to, or approved by, the Bank, such phrase shall mean that the condition or the document must be satisfactory to the Bank in all respects, in its sole discretion. Whenever this commitment refers to the Bank taking action or making a determination in its discretion, that term shall mean the Bank's sole and unqualified discretion.

b. Assignment. The Borrowers shall have no right to assign or otherwise transfer this Commitment without the prior written consent of the Bank.

c. Exclusivity. The provisions of this Commitment are intended for the sole and exclusive benefit of the Bank and the Borrowers and not for the benefit of, nor for reliance by, any other party.

d. Modifications. The provisions of this Commitment may not be waived or modified or in any way changed by implication or subsequent conduct, correspondence or otherwise, unless such waiver, modification or change is expressly stated as such and is specifically agreed to in writing by the Bank and the Borrowers.

e. Merger. No statements, agreements or representations, oral or written, which may have been made to the Borrowers with respect to the Loans shall be of any force or effect except to the extent stated in this Commitment, and all prior agreements and representations made with respect to the Loans are merged into this Commitment.

f. Survival. The provisions and conditions of this Commitment shall survive the execution and delivery of the Loan Documents and the funding of the Loans.

g. Captions. The captions appearing in this Commitment are for descriptive purposes only and shall not be given substantive effect.

h. Choice of Law. This Commitment shall be construed, and the rights and obligations of the Bank and the Borrowers hereunder determined in accordance with Minnesota law. The Bank and the Borrowers agree that any legal actions between the Bank and the Borrowers regarding the rights and obligations under this Commitment shall be brought in the state or









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July 26, 1999
Page 7

     Federal courts located in Minneapolis, and the Borrowers hereby consent to the jurisdictions and venue of such courts in connection with any such action or proceeding.

                                         Very truly yours,

                                         National City Bank of Minneapolis



                                         By /s/ Dean E. Davidson
                                         -----------------------
                                           Dean E. Davidson
                                           Its: Vice President



Accepted this 27th day of July, 1999

3J2R Limited Partnership



By /s/ Jeffrey J. Michael
       --------------------
       Its: General Partner

4J2R1C Limited Partnership



By /s/ Jeffrey J. Michael
       --------------------
       Its: General Partner